Exhibit 10.2

LOGICMARK, INC.

and

Nevada Agency and Transfer Company, as

Warrant Agent

Warrant Agency Agreement

Dated as of February 18, 2025

WARRANT AGENCY AGREEMENT

WARRANT AGENCY AGREEMENT, dated as of February 18, 2025 (“Agreement”), between LogicMark, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), and Nevada Agency and Transfer Company, a corporation organized under the laws of Nevada (the “Warrant Agent”).

W I T N E S S E T H

WHEREAS, pursuant to the terms of that certain placement agency agreement (the “Placement Agency Agreement”), dated February 18, 2025, by and between the Company and Roth Capital Partners, LLC, as placement agent, the Company is engaged in a public offering (the “Offering”) of (x) 2,260,000 units (the “Units”), with each Unit consisting of (i) one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) one Series C common stock purchase warrant (the “Series C Warrant”), exercisable for one share of Common Stock (the “Series C Warrant Shares”), and (iii) one Series D common stock purchase warrant (the “Series D Warrant”, and collectively with the Series C Warrant, the “Warrants”), exercisable for one share of Common Stock (the “Series D Warrant Shares” and collectively with the Series C Warrant Shares, the “Warrant Shares”); and (y) 22,146,750 pre-funded units (the “Pre-Funded Units”), with each Pre-Funded Unit consisting of (i) one pre-funded common stock purchase warrant (the “Pre-Funded Warrants”), exercisable for one share of Common Stock (the “Pre-Funded Warrant Shares”), (ii) one Series C Warrant and (iii) one Series D Warrant;

WHEREAS, upon the terms and subject to the conditions hereinafter set forth and pursuant to an effective registration statement on Form S-1, as amended (File No. 333-284135) (the “Initial Registration Statement”), and a registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 14, 2025 pursuant to Rule 462(b) of the Securities Act of 1933, as amended (together with the Initial Registration Statement, the “Registration Statement”), and the terms and conditions of the Warrant Certificate (as defined below), the Company wishes to issue each of the Series C Warrants, Series D Warrants and Pre-Funded Warrants entitling the respective holders of such Series C Warrants, Series D Warrants and Pre-Funded Warrants (the “Holders,” which term shall include a Holder’s transferees, successors and assigns) to purchase shares of Common Stock in accordance with the respective terms of such Series C Warrants, Series D Warrants and Pre-Funded Warrants, and the applicable Warrant Certificates;

WHEREAS, the shares of Common Stock, each of the Series C Warrants, Series D Warrants and Pre-Funded Warrants to be issued in connection with the Offering shall be immediately separable from each other and will be issued separately, but will be purchased together as Units or Pre-Funded Units in the Offering, as applicable; and

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, registration, transfer, exchange, exercise and replacement of each of the Series C Warrants, Series D Warrants and Pre-Funded Warrants and, in the Warrant Agent’s capacity as the Company’s transfer agent, the delivery of the Series C Warrant Shares, Series D Warrant Shares and Pre-Funded Warrant Shares, as applicable.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement, all capitalized terms not herein defined shall have the meanings hereby indicated:

(a) “Affiliate” has the meaning ascribed to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which the Nasdaq Capital Market is authorized or required by law or other governmental action to close.

(c) “Close of Business” on any given date means 5:00 p.m., New York City time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., New York City time, on the next succeeding Business Day.

(d) “Person” means an individual, corporation, association, partnership, limited liability company, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

(e) “Warrant Certificate” means certificates in substantially the forms attached hereto as Exhibit 1A (as it relates to the Series C Warrants), Exhibit 1B (as it relates to the Series D Warrants) and Exhibit 1C (as it relates to the Pre-Funded Warrants) representing such number of Series C Warrant Shares, Series D Warrant Shares or Pre-Funded Warrant Shares, respectively, as is indicated therein.

All other capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Warrant Certificate.

Section 2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Warrant Agent hereby accepts such appointment.

Section 3. Warrant Certificates.

(a) Each of the Series C Warrants, Series D Warrants and Pre-Funded Warrants shall be registered securities and shall be evidenced in the applicable form of Warrant Certificate, which shall be deposited with the Warrant Agent. Ownership of beneficial interests in each of the Series C Warrants, Series D Warrants and Pre-Funded Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by the Warrant Agent.

(b) In the event that any of the Series C Warrants, Series D Warrants or Pre-Funded Warrants are not eligible for, or it is no longer necessary to have any of the Series C Warrants, Series D Warrants or Pre-Funded Warrants available in, book-entry form, the Company shall instruct the Warrant Agent to deliver to each Holder the applicable Warrant Certificate.

(c) Notwithstanding anything to the contrary contained in this Agreement, in the event of inconsistency between any provision in this Agreement and any provision in a Warrant Certificate, as it may from time to time be amended, the terms of such Warrant Certificate shall control.

Section 4. Form of Warrant Certificates. The Warrant Certificate, together with the form of election to purchase Common Stock (“Notice of Exercise”) and the form of assignment to be printed on the reverse thereof, shall be in the form attached hereto as Exhibit 1A (as it relates to the Series C Warrants), as Exhibit 1B (as it relates to the Series D Warrants) and Exhibit 1C (as it relates to the Pre-Funded Warrants).

Section 5. Countersignature and Registration. The Warrant Certificates shall be executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer, by facsimile signature, and if applicable have affixed thereto the Company’s seal or a facsimile thereof, which shall be attested by the Secretary or an Assistant Secretary of the Company, by facsimile signature.

The Warrant Agent will keep or cause to be kept, at one of its offices, or at the office of one of its agents, books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective Holders of the Warrant Certificates, the number of warrants evidenced on the face of each of such Warrant Certificate and the date of each of such Warrant Certificate. The Warrant Agent will create a special account for the issuance of Warrant Certificates. The Company will keep or cause to be kept at one of its offices, books for the registration and transfer of any Warrant Certificates issued hereunder and the Warrant Agent shall not have any obligation to keep books and records with respect to any Warrant Certificates. Such Company books shall show the names and addresses of the respective Holders of the Warrant Certificates, the number of warrants evidenced on the face of each such Warrant Certificate and the date of each such Warrant Certificate.

Section 6. Transfer, Split Up, Combination and Exchange of Warrant Certificates; Mutilated, Destroyed, Lost or Stolen Warrant Certificates. Subject to the provisions of the Warrant Certificate and the last sentence of this first paragraph of Section 6 and subject to applicable law, rules or regulations, or any “stop transfer” instructions that the Company may give to the Warrant Agent, at any time after the closing date of the Offering, and at or prior to the Close of Business on the Termination Date (as such term is defined in the Warrant Certificate), any Warrant Certificates or Warrant Certificates may be transferred, split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, entitling the Holder to purchase a like number of shares of Common Stock as the Warrant Certificate or Warrant Certificates surrendered then entitled such Holder to purchase. Any Holder desiring to transfer, split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender the Warrant Certificate to be transferred, split up, combined or exchanged at the principal office of the Warrant Agent. Any requested transfer of Series C Warrants, Series D Warrants or Pre-Funded Warrants, whether in book-entry form or certificate form, shall be accompanied by reasonable evidence of authority of the party making such request that may be required by the Warrant Agent. Thereupon the Warrant Agent shall, subject to the last sentence of this first paragraph of Section 6, countersign and deliver to the Person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Company may require payment from the Holder of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of the Warrant Certificates. The Company shall compensate the Warrant Agent per the fee schedule mutually agreed upon by the parties hereto and provided separately on the date hereof.

Upon receipt by the Warrant Agent of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of a Warrant Certificate, which evidence shall include an affidavit of loss, or in the case of mutilated certificates, the certificate or portion thereof remaining, and, in case of loss, theft or destruction, of indemnity in customary form and amount (but, with respect to any Warrant Certificates, shall not include the posting of any bond by the Holder), and satisfaction of any other reasonable requirements established by Section 8-405 of the Uniform Commercial Code as in effect in the State of Nevada, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor to the Warrant Agent for delivery to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated.

Section 7. Exercise of Series C Warrants, Series D Warrants and Pre-Funded Warrants; Exercise Price; Termination Date.

(a) The Series C Warrants, Series D Warrants and Pre-Funded Warrants shall be exercisable commencing on the Initial Exercise Date. The Series C Warrants, Series D Warrants and Pre-Funded Warrants shall cease to be exercisable and shall terminate and become void as set forth in the applicable Warrant Certificate. Subject to the foregoing and to Section 7(b) below, the Holder of a Series C Warrant, Series D Warrant or Pre-Funded Warrant may exercise the Series C Warrant, Series D Warrant or Pre-Funded Warrant in whole or in part upon surrender of the applicable Warrant Certificate, if required, with the executed Notice of Exercise and payment of the Exercise Price, which may be made, at the option of the Holder, by wire transfer or by certified or official bank check in United States dollars, to the Warrant Agent at the principal office of the Warrant Agent or to the office of one of its agents as may be designated by the Warrant Agent from time to time. The Company acknowledges that the bank account maintained by the Warrant Agent in connection with the services provided under this Agreement will be in the Warrant Agent’s name and that the Warrant Agent may receive investment earnings in connection with the investment at Warrant Agent risk and for its benefit of funds held in those accounts from time to time. Neither the Company nor the Holders will receive interest on any deposits or Exercise Price. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. The Company hereby acknowledges and agrees that, upon delivery of irrevocable instructions from a holder to exercise its Series C Warrants, Series D Warrants or Pre-Funded Warrants, that solely for purposes of Regulation SHO that such holder shall be deemed to have exercised such Series C Warrants, Series D Warrants or Pre-Funded Warrants.

(b) [Reserved].

(c) Upon the exercise of the Warrant Certificate pursuant to the terms of Section 2 of the applicable Warrant Certificate, the Warrant Agent shall cause the applicable Series C Warrant Shares, Series D Warrant Shares or Pre-Funded Warrant Shares underlying such Warrant Certificate to be delivered to or upon the order of the Holder of such Warrant Certificate, registered in such name or names as may be designated by such Holder, no later than the Warrant Share Delivery Date (as such term is defined in such Warrant Certificate). If the Company is then a participant in the DWAC system of The Depository Trust Company (“DTC”) and there is an effective registration statement permitting the issuance of such Series C Warrant Shares, Series D Warrant Shares or Pre-Funded Warrant Shares to or resale of the Series C Warrant Shares, Series D Warrant Shares or Pre-Funded Warrant Shares by Holder, then the certificates for such Series C Warrant Shares, Series D Warrant Shares or Pre-Funded Warrant Shares shall be transmitted by the Warrant Agent to the Holder by crediting the account of the Holder’s broker with DTC through its DWAC system. For the avoidance of doubt, if the Company becomes obligated to pay any amounts to any Holders pursuant to Section 2.4.1 or 2.4.4 of the applicable Warrant Certificate for each Warrant or Section 2(d)(i) or 2(d)(iv) of the applicable Warrant Certificate for each Pre-Funded Warrant, such obligation shall be solely that of the Company and not that of the Warrant Agent. Notwithstanding anything else to the contrary in this Agreement, if any Holder fails to duly deliver payment to the Warrant Agent of an amount equal to the aggregate Exercise Price of the Series C Warrant Shares, Series D Warrant Shares or Pre-Funded Warrant Shares to be purchased upon exercise of such Holder’s Series C Warrant, Series D Warrant or Pre-Funded Warrant as set forth in Section 7(a) hereof by the Warrant Share Delivery Date, the Warrant Agent will not be obligated to deliver such Series C Warrant Shares, Series D Warrant Shares or Pre-Funded Warrant Shares (via DWAC or otherwise) until following receipt of such payment, and the applicable Warrant Share Delivery Date shall be deemed extended by one day for each day (or part thereof) until such payment is delivered to the Warrant Agent.

(d) The Warrant Agent shall deposit all funds received by it in payment of the Exercise Price for all Series C Warrants, Series D Warrants and Pre-Funded Warrants in the account of the Company maintained with the Warrant Agent for such purpose (or to such other account as directed by the Company in writing) and shall advise the Company via email at the end of each day on which Notices of Exercise are received or funds for the exercise of any Series C Warrant, Series D Warrant and Pre-Funded Warrant are received of the amount so deposited to its account.

Section 8. Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Warrant Agent for cancellation or in canceled form, or, if surrendered to the Warrant Agent, shall be canceled by it, and no Warrant Certificate shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Warrant Agent for cancellation and retirement, and the Warrant Agent shall so cancel and retire, any other Warrant Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Warrant Agent shall deliver all canceled Warrant Certificates to the Company, at the request of the Company, or shall, at the written request of the Company, destroy such canceled Warrant Certificates, and in such case shall deliver a certificate of destruction thereof to the Company, subject to any applicable law, rule or regulation requiring the Warrant Agent to retain such canceled certificates.

Section 9. Certain Representations; Reservation and Availability of Shares of Common Stock or Cash.

(a) This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Warrant Agent, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, and each of the Warrants and Pre-Funded Warrants has been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Warrant Agent pursuant hereto and payment therefor by the Holders as provided in the Registration Statement and in accordance with the terms of each of the Warrants and the Pre-Funded Warrants, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits hereof; in each case except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) As of the date hereof, the authorized capital stock of the Company consists of (i) one hundred million (100,000,000) shares of Common Stock, of which 2,746,474 shares are outstanding, 24,406,750 shares of Common Stock are reserved for issuance upon exercise of the Series C Warrants, subject to Stockholder Approval, 24,406,750 shares of Common Stock are reserved for issuance upon exercise of the Series D Warrants, subject to Stockholder Approval and 22,146,750 shares of Common Stock are reserved for issuance upon exercise of the Pre-Funded Warrants, and (ii) ten million (10,000,000) shares of preferred stock, par value $0.0001 per share, of which 1 share of the Company’s Series C preferred stock and 106,333 shares of the Company’s Series F preferred stock are issued and outstanding. Except as disclosed in the Registration Statement, there are no other outstanding obligations, warrants, options or other rights to subscribe for or purchase from the Company any class of capital stock of the Company.

(c) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock or its authorized and issued shares of Common Stock held in its treasury, free from preemptive rights, the number of shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants and Pre-Funded Warrants.

(d) [Reserved].

(e) The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Warrant Certificates or any certificates or book entry statements evidencing shares of Common Stock upon exercise of the Series C Warrants, Series D Warrants or Pre-Funded Warrants, as applicable. The Company shall not, however, be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of Warrant Certificates or the issuance or delivery of certificates or book entry statements for shares of Common Stock in a name other than that of the Holder of the applicable Warrant Certificate evidencing Series C Warrants, Series D Warrants or Pre-Funded Warrants surrendered for exercise or to issue or deliver any certificate or book entry statements for shares of Common Stock upon the exercise of any Series C Warrants, Series D Warrants or Pre-Funded Warrants until any such tax or governmental charge shall have been paid (any such tax or governmental charge being payable by the Holder of such Warrant Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or governmental charge is due.

Section 10. Common Stock Record Date. Each Person in whose name any certificate for shares of Common Stock is issued (or to whose broker’s account is credited shares of Common Stock through the DWAC system) upon the exercise of Series C Warrants, Series D Warrants or Pre-Funded Warrants shall for all purposes be deemed to have become the holder of record for the Common Stock represented thereby on, and such certificate shall be dated, the date on which submission of the Notice of Exercise was made, provided that the applicable Warrant Certificate evidencing such Series C Warrant, Series D Warrant or Pre-Funded Warrant is duly surrendered (but only if required herein) and payment of the Exercise Price (and any applicable transfer taxes) is received on or prior to the Warrant Share Delivery Date; provided, however, that if the date of submission of the Notice of Exercise is a date upon which the Common Stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding day on which the Common Stock transfer books of the Company are open.

Section 11. Adjustment of Exercise Price, Number of Shares of Common Stock or Number of the Company Series C Warrants, Series D Warrants and Pre-Funded Warrants. The Exercise Price, the number of shares covered by each Series C Warrant, Series D Warrant and Pre-Funded Warrant and the number of Series C Warrants, Series D Warrants and Pre-Funded Warrants outstanding are subject to adjustment from time to time as provided in Section 3 of each Warrant Certificate. In the event that at any time, as a result of an adjustment made pursuant to Section 3 of any Warrant Certificate, the Holder of any Series C Warrant, Series D Warrant or Pre-Funded Warrant thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of any Series C Warrant, Series D Warrant or Pre-Funded Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to such number of adjusted shares pursuant to Section 3 of the Warrant Certificate and the provisions of Sections 7, 11 and 12 of this Agreement with respect to the shares of Common Stock shall apply on like terms to any such other shares. All Series C Warrants, Series D Warrants and Pre-Funded Warrants originally issued by the Company subsequent to any adjustment made to the Exercise Price pursuant to such Warrant Certificate shall evidence the right to purchase, at the adjusted Exercise Price, the number of shares of Common Stock purchasable from time to time hereunder upon exercise of such Series C Warrants, Series D Warrants and Pre-Funded Warrants, all subject to further adjustment as provided herein.

Section 12. Certification of Adjusted Exercise Price or Number of Shares of Common Stock. Whenever the Exercise Price or the number of shares of Common Stock issuable upon the exercise of each Series C Warrant, Series D Warrant and/or Pre-Funded Warrant is adjusted as provided in Section 11 or 13, the Company shall (a) promptly prepare a certificate setting forth the Exercise Price of each such Series C Warrant, Series D Warrant and/or Pre-Funded Warrant as so adjusted, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Warrant Agent and with each transfer agent for the Common Stock a copy of such certificate and (c) instruct the Warrant Agent to send a brief summary thereof to each Holder of an applicable Warrant Certificate.

Section 13. Fractional Shares of Common Stock.

(a) The Company shall not issue fractions of Series C Warrants, Series D Warrants or Pre-Funded Warrants or distribute Warrant Certificates which evidence fractional Series C Warrants, Series D Warrants or Pre-Funded Warrants. Whenever any fractional Series C Warrant, Series D Warrant or Pre-Funded Warrant would otherwise be required to be issued or distributed, the actual issuance or distribution shall reflect a rounding of such fraction to the nearest whole Series C Warrant, Series D Warrant or Pre-Funded Warrant (rounded down).

(b) The Company shall not issue fractions of shares of Common Stock upon exercise of Series C Warrants, Series D Warrants or Pre-Funded Warrants or distribute stock certificates which evidence fractional shares of Common Stock. Whenever any fraction of a share of Common Stock would otherwise be required to be issued or distributed, the actual issuance or distribution in respect thereof shall reflect a rounding of such fraction to the nearest whole share (rounded down).

Section 14. Conditions of the Warrant Agent’s Obligations. The Warrant Agent accepts its obligations herein set forth upon the terms and conditions hereof, including the following to all of which the Company agrees and to all of which the rights hereunder of the Holders from time to time of the Warrant Certificates shall be subject:

(a)	Compensation and Indemnification. The Company agrees promptly to pay the Warrant Agent the compensation detailed on Exhibit 2 hereto for all services rendered by the Warrant Agent and to reimburse the Warrant Agent for reasonable out-of-pocket expenses (including reasonable counsel fees) incurred without gross negligence or willful misconduct finally adjudicated to have been directly caused by the Warrant Agent in connection with the services rendered hereunder by the Warrant Agent. The Company also agrees to indemnify and defend the Warrant Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence, or willful misconduct on the part of the Warrant Agent, finally adjudicated to have been directly caused by Warrant Agent hereunder, including the reasonable costs, attorney fees of counsel for the Warrant Agent selected by the Warrant Agent and expenses of defending against any claim of such liability. The Warrant Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith or to take any other action likely to involve the Warrant Agent in expense, unless first indemnified to the Warrant Agent’s satisfaction. The indemnities provided by this paragraph shall survive the resignation or discharge of the Warrant Agent or the termination of this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall the Warrant Agent be liable under or in connection with the Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Warrant Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought, and the Warrant Agent’s aggregate liability to the Company, or any of the Company’s representatives or agents, under this Section 14(a) or under any other term or provision of this Agreement, whether in contract, tort, or otherwise, is expressly limited to, and shall not exceed in any circumstances, one (1) year’s fees received by the Warrant Agent as fees and charges under this Agreement, but not including reimbursable expenses previously reimbursed to the Warrant Agent by the Company hereunder.

(b)	Agent for the Company. In acting under this Agreement and in connection with the Warrant Certificates, the Warrant Agent is acting solely as agent of the Company and does not assume any obligations or relationship of agency or trust for or with any of the Holders of Warrant Certificates or beneficial owners of Series C Warrants, Series D Warrants or Pre-Funded Warrants.

(c)	Counsel. The Warrant Agent may consult with counsel satisfactory to it, which may include counsel for the Company, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice of such counsel.

(d)	Documents. The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted by it in reliance upon any Warrant Certificate, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.

(e)	Certain Transactions. The Warrant Agent, and its officers, directors and employees, may become the owner of, or acquire any interest in, Series C Warrants, Series D Warrants or Pre-Funded Warrants, with the same rights that it or they would have if it were not the Warrant Agent hereunder, and, to the extent permitted by applicable law, it or they may engage or be interested in any financial or other transaction with the Company and may act on, or as depositary, trustee or agent for, any committee or body of Holders of Series C Warrants, Series D Warrants or Pre-Funded Warrants or other obligations of the Company as freely as if it were not the Warrant Agent hereunder. Nothing in this Agreement shall be deemed to prevent the Warrant Agent from acting as trustee under any indenture to which the Company is a party.

(f)	No Liability for Interest. Unless otherwise agreed with the Company, the Warrant Agent shall have no liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement or of the Warrant Certificates.

(g)	No Liability for Invalidity. The Warrant Agent shall have no liability with respect to any invalidity of this Agreement or the Warrant Certificates (except as to the Warrant Agent’s countersignature thereon).

(h)	No Responsibility for Representations. The Warrant Agent shall not be responsible for any of the recitals or representations herein or in the Warrant Certificate (except as to the Warrant Agent’s countersignature thereon), all of which are made solely by the Company.

(i)	No Implied Obligations. The Warrant Agent shall be obligated to perform only such duties as are herein and in the Warrant Certificates specifically set forth and no implied duties or obligations shall be read into this Agreement or any of the Warrant Certificates against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any of the Warrant Certificates authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of the proceeds of any Warrant Certificate. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in any of the Warrant Certificates or in the case of the receipt of any written demand from a Holder of a Warrant Certificate with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law.

Section 15. Purchase or Consolidation or Change of Name of Warrant Agent. Any corporation or other legal entity into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any corporation or other entity resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any corporation or other entity succeeding to the corporate trust business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation or other entity would be eligible for appointment as a successor Warrant Agent under the provisions of Section 17. In case at the time such successor Warrant Agent shall succeed to the agency created by this Agreement any of the Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

Section 16. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company, by its acceptance hereof, shall be bound:

(a) The Warrant Agent may consult with legal counsel reasonably acceptable to the Company (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company; and such certificate shall be full authentication to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) Subject to the limitation set forth in Section 14, the Warrant Agent shall be liable hereunder only for its own gross negligence or willful misconduct, or for a breach by it of this Agreement.

(d) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificate (except its countersignature thereof) by the Company or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of shares of Common Stock required under the provisions of Section 11 or 13 or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Series C Warrants, Series D Warrants or Pre-Funded Warrants evidenced by the applicable Warrant Certificates after actual notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant Certificate or as to whether any shares of Common Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(f) Each party hereto agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the other party hereto for the carrying out or performing by any party of the provisions of this Agreement.

(g) The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer or Chief Financial Officer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer, provided the Warrant Agent carries out such instructions without gross negligence or willful misconduct.

(h) Subject to all applicable laws and regulations, the Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Series C Warrants, Series D Warrants or Pre-Funded Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(i) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof and so long as the Warrant Agent has not acted with gross negligence or willful misconduct and a material breach of the Agreement has not occurred.

Section 17. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Agreement upon 10 days’ prior notice in writing sent to the Company. The Company may remove the Warrant Agent or any successor Warrant Agent upon 10 days’ prior notice in writing, sent to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Stock, and upon such removal, such notice shall be provided to the Holders of the Warrant Certificates. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 10 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the Holder of a Warrant Certificate (who shall, with such notice, submit such Holder’s Warrant Certificate for inspection by the Company), then the Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent, provided that, for purposes of this Agreement, the Company shall be deemed to be the Warrant Agent until a new warrant agent is appointed. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a corporation or other entity organized and doing business under the laws of the United States or of a state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Warrant Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the Holders of the Warrant Certificates. However, failure to give any notice provided for in this Section 17, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

Section 18. Issuance of New Warrant Certificates. Notwithstanding any of the provisions of this Agreement or of each of the Series C Warrants, Series D Warrants or the Pre-Funded Warrants to the contrary, the Company may, at its option, issue new Warrant Certificates evidencing Series C Warrants, Series D Warrants and Pre-Funded Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Exercise Price per share and the number or kind or class of shares of stock or other securities or property purchasable under the several Warrant Certificates made in accordance with the provisions of this Agreement.

Section 19. Notices. Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by the Holder of any Warrant Certificate to or on the Company, (ii) subject to the provisions of Section 17, by the Company or by the Holder of any Warrant Certificate to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to the Holder of any Warrant Certificate shall be deemed given (a) on the date delivered, if delivered personally, (b) on the first Business Day following the deposit thereof with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, (c) on the fourth Business Day following the mailing thereof with postage prepaid, if mailed by registered or certified mail (return receipt requested), and (d) the date of transmission, if such notice or communication is delivered via facsimile or email attachment at or prior to 5:30 p.m. (New York City time) on a Business Day and (e) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email attachment on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to the Company, to:

LogicMark, Inc.
2801 Diode Lane
Louisville, KY 40299
E-mail: legal@logicmark.com

(b)	If to the Warrant Agent, to:

Nevada Agency and Transfer Company
50 West Liberty Street, Suite 880
Reno, Nevada 89501
E-mail: amanda@natco.com

For any notice delivered by email to be deemed given or made, such notice must be followed by notice sent by overnight courier service to be delivered on the next business day following such email, unless the recipient of such email has acknowledged via return email receipt of such email.

(c) If to the Holder of any Warrant Certificate: to the address of such Holder as shown on the registry books of the Company. Any notice required to be delivered by the Company to the Holder of any Series C Warrant, Series D Warrant or Pre-Funded Warrant may be given by the Warrant Agent on behalf of the Company. Notwithstanding any other provision of this Agreement, where this Agreement provides for notice of any event to a Holder of any Series C Warrant, Series D Warrant or Pre-Funded Warrant, such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the procedures of the Depositary or its designee.

Section 20. Supplements and Amendments.

(a) The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holders of Warrant Certificates in order to add to the covenants and agreements of the Company for the benefit of the Holders of the Warrant Certificates or to surrender any rights or power reserved to or conferred upon the Company in this Agreement, provided that such addition or surrender shall not adversely affect the interests of the Holders of the Warrant Certificates in any material respect.

(b) In addition to the foregoing, with the consent of the applicable Holders of Series C Warrants, Series D Warrants or Pre-Funded Warrants entitled, upon exercise thereof, to receive not less than a majority of the shares of Common Stock issuable thereunder, the Company and the Warrant Agent may modify this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Holders of the Warrant Certificates; provided, however, that no modification of the terms (including but not limited to the adjustments described in Section 11) upon which the Series C Warrants, Series D Warrants or Pre-Funded Warrants are exercisable or the rights of holders of Series C Warrants, Series D Warrants or Pre-Funded Warrants to receive liquidated damages or other payments in cash from the Company or reducing the percentage required for consent to modification of this Agreement may be made without the consent of the Holder of each outstanding Warrant Certificate affected thereby. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment complies with the terms of this Section 20.

Section 21. Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 22. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any Person other than the Company, the Holders of Warrant Certificates and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of the Warrant Certificates.

Section 23. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Section 24. Counterparts. This Agreement may be executed in any number of counterparts, including electronic counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 25. Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 26. Information. The Company agrees to promptly provide to the Holders of the Series C Warrants, Series D Warrants and Pre-Funded Warrants any material information it provides to the holders of the Common Stock, except to the extent any such information is publicly available on the EDGAR system (or any successor thereof) of the SEC.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LOGICMARK, INC.

By:	/s/ Mark Archer
	Name:	Mark Archer
	Title:	Chief Financial Officer

NEVADA AGENCY AND TRANSFER COMPANY

By:	/s/ Amanda Cardinalli
	Name:	Amanda Cardinalli
	Title:	President

Exhibit 1A

Form of Series C Warrant Certificate

Exhibit 1B

Form of Series D Warrant Certificate

Exhibit 1C

Form of Pre-Funded Warrant Certificate

Exhibit 2

Warrant Agent Fee Schedule